Exhibit 99.1

RiceBran Technologies Reports First Quarter 2023 Results

Board continues to advance strategic review as

Golden Ridge and MGI mills operate well

TOMBALL, Texas, May 11, 2023 – RiceBran Technologies (NASDAQ: RIBT) (“RiceBran” or the “Company”), a global leader in the development and manufacture of nutritional and functional ingredients derived from rice and other small and ancient grains for human food, nutraceutical, pet care and equine feed applications, today announced financial results for the first quarter ended March 31, 2023.

Summary Results ($000s)	1Q23	1Q22	% Chg.	1Q23	4Q22	% Chg.
Revenue	$9,269	$10,559	(12%)	$9,269	$10,616	(13%)
Gross Profit (Loss)	$(282)	$502	NM	$(282)	$(87)	224%
SG&A	$1,731	$1,692	2%	$1,731	$1,525	14%
Operating Loss	$(2,013)	$(1,190)	69%	$(2,013)	$(1,612)	25%
Net Loss	$(2,028)	$(1,516)	34%	$(2,028)	$(1,679)	21%
Adj. EBITDA (Loss) (non-GAAP)*	$(1,143)	$(385)	197%	$(1,143)	$(654)	75%

* Reconciliation of GAAP to Non-GAAP measures follows.

First Quarter 2023 Highlights

Peter Bradley, Executive Chairman of RiceBran Technologies, commented, “In the first quarter of 2023, the Board made substantial progress on its ongoing strategic review of alternatives with the goal of creating improved value for shareholders. There is active interest in the assets of the Company and a variety of potential outcomes are being evaluated.”

“Operationally, both of the Company’s mills are performing well and benefiting from robust demand for domestically sourced staple foods,” Mr. Bradley added. “MGI capacity expansion enhancements were complete late in the quarter, providing the opportunity for further growth moving forward. The operating partnership with Gander Foods at Golden Ridge continues to deliver performance improvement. Gains at both mills though, were offset by continuing declines in the SRB derivatives business. The operational challenges faced in the first year of 2022, while now rectified, have continued to limit our ability to maintain market share. This, coupled with increased competition following a new market entrant, resulted in declining revenues.”

First Quarter 2023 Financial and Operational Overview

●

Revenue: Total revenue was $9.3 million in 1Q23, down 12% from 1Q22 primarily as a result of the decline in Value-add SRB derivatives sales as noted above. While Golden Ridge revenue increased $0.4 million from 1Q22, it was down $1.6 million from 4Q22 due to a quality issue with a rice supplier for which we were subsequently credited. For MGI, 1Q23 revenue was down $0.6 million from 1Q22 due to the final completion and integration of its capital expansion project which is now fully online.

●	Gross Loss: Gross loss was $0.3 million in 1Q23, down from gross profit of $0.5 million in 1Q22 mainly due to the revenue decrease in our Value-add SRB derivative business as noted above.

●

Operating Loss, Net Loss and EPS: SG&A was flat year-over-year at $1.7 million. Operating losses totaled $2.0 million in 1Q23, a $0.8 million increase from 1Q22, and net losses were $2.0 million, or $0.31 per share, versus $1.5 million, or $0.29 per share, a year ago, all due to the increase in gross loss noted above.

●	Adjusted EBITDA (non-GAAP): Adjusted EBITDA losses (non-GAAP) were $1.2 million in 1Q23, up from adjusted EBITDA losses (non-GAAP) of $0.3m in 1Q22 all due to the increased gross loss noted above.

●	Balance Sheet: Total cash was $3.4 million at the end of 1Q23 down from $3.9 million at the end of 4Q22 due to the net cash flow from operations and capital expenditures.

Conference Call Information

RiceBran will host a conference call today, Thursday, May 11, at 4:30 p.m. Eastern Time to discuss these results. The call information is as follows:

●	Date: May 11, 2023
●	Time: 4:30 p.m. Eastern Time
●	Toll Free Dial-in number for US/Canada: 888-272-8703
●	Dial-In number for international callers: 713-481-1320
●	Webcast: https://www.ricebrantech.com/investors

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7:00 p.m. Eastern Time on May 11, 2023 until 11:59 p.m. Eastern Time on May 25, 2023 by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 48413.

About RiceBran Technologies

RiceBran is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains. Notably, we are a global leader in the production and marketing of stabilized rice bran (“SRB”), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. We create and produce products utilizing proprietary processes to deliver improved nutrition, ease of use, and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the Securities and Exchange Commission (“SEC”) and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran’s expectations regarding its future financial results, sales growth, adjusted EBITDA (non-GAAP) improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties. RiceBran does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the SEC, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “adjusted EBITDA” “Net Cash” and “Net Debt” as supplemental measures in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to adjusted EBITDA).

The tables below contain a reconciliation of net loss (GAAP) and adjusted EBITDA (non-GAAP) for the three months ended March 31, 2023 and March 31, 2022, and for Net Cash (non-GAAP) and Net Debt (non-GAAP) for the periods ended March 31, 2023 and December 31, 2022. We do not provide a reconciliation of forward-looking net loss (GAAP) to adjusted EBITDA (non-GAAP). Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods. Any forward-looking adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net loss that are excluded from actual net loss in the table below.

Investor Contact

Rob Fink

FNK IR

ribt@fnkir.com

646.809.4048

RiceBran Technologies
Consolidated Income Statement (Unaudited) (GAAP)
(in $000, except per share amounts)

	3 Months Ended
	3/31/23	3/31/22	% Chg.

Revenue	$9,269	$10,559	(12%)
Cost of Goods Sold	(9,551)	(10,057)	(5%)
Gross Profit (Loss)	(282)	502	NM
Gross Margin	(3%)	5%

Selling, General & Admin.	(1,731)	(1,692)	2%
Operating Loss	$(2,013)	$(1,190)	69%

Interest Expense	(177)	(125)	42%
Change in FV of Derivative Warrant Liability	(28)	(171)	(84%)
Other Expense	196	(30)	NM
Loss Before Income Taxes	(2,022)	(1,516)	33%

Income Taxes	(6)	-	NM
Net Loss	$(2,028)	$(1,516)	34%

Basic & Diluted Loss per Share:	$(0.31)	$(0.29)	7%

Weighted Avg. Shares Outstanding (Basic & Diluted):	6,568	5,253	25%

RiceBran Technologies
Consolidated Balance Sheets (Unaudited)
(in $000)

	Period Ending
	3/31/23	12/31/22	% Chg.
Assets

Cash and Cash Equivalents	$3,412	$3,941	(13%)
Accounts Receivable, net	3,337	3,703	(10%)
Inventories	2,562	2,378	8%
Other Current Assets	989	1,046	(5%)
Total Current Assets	$10,300	$11,068	(7%)

PP&E, Net	14,214	14,207	-%
Operating Lease right-of-use assets	1,686	1,778	(5%)
Intangibles	351	380	(8%)
Total Assets	$26,551	$27,433	(3%)

Liabilities and Shareholders' Equity

Accounts Payable	$1,869	$1,232	52%
Commodities Payable	1,818	1,546	18%
Accruals	1,884	1,820	4%
Leases, Current	524	516	2%
Debt, Current	6,068	6,163	(2%)
Total Current Liabilities	$12,163	$11,277	8%

Leases, Not Current	1,934	1,882	3%
Debt, Not Current	1,152	1,296	(11%)
Derivative Warrant Liability	97	69	41%
Total Liabilities	$15,346	$14,524	6%

Preferred Stock	75	75	-
Common Stock	328,875	328,551	-
Accumulated Deficit	(317,745)	(315,717)	1%
Total Shareholders’ Equity	$11,205	$12,909	(13%)

Total Liabilities and Shareholders’ Equity	$26,551	$27,433	(3%)

RiceBran Technologies
Consolidated Statement of Cash Flows (Unaudited)
(in $000)

	3 Months Ended
	3/31/23	3/31/22	% Chg.
Cash Flow from Operations
Net Loss	$(2,028)	$(1,516)	34%
Adjs. to reconcile net loss to net cash used in operating activities:
Depreciation	517	516	-
Amortization	29	43	(33%)
Share-Based Compensation	324	246	32%
Change in FV of Derivative Warrant Liability	28	171	(84%)
Other	(78)	(48)	63%
Changes in operating assets and liabilities:	-	-
Accounts Receivable	385	(493)	NM
Inventories	(184)	(39)	NM
Accounts Payable	616	884	(30%)
Commodities Payable	272	589	(54%)
Other	57	(163)	NM
Net Cash Flow from Operations	$(62)	$190	NM

Cash Flow from Investing
Purchases of PP&E	(230)	(157)	46%
Proceeds from Insurance on Involuntary Conversion	-	109	NM
Net Cash Flow from Investing	$(230)	$(48)	NM

Cash Flow from Financing
Net Change in Debt	(237)	(99)	139%
Net Cash Flow from Financing	$(237)	$(99)	139%

Net Change in Cash	$(529)	$43	NM

BOP Cash Balance	$3,941	$5,825
Net Change in Cash	(529)	43
EOP Cash Balance	$3,412	$5,868

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (Unaudited) (Non-GAAP)
(in $000)

	3 Months Ended
	3/31/23	3/31/22	% Chg.

Net Loss	$(2,028)	$(1,516)	34%
Interest Expense	177	125	42%
Income Taxes	6	-	NM
Depreciation and Amortization	546	559	(2%)
EBITDA	$(1,299)	$(832)	56%

Change in FV of Derivative Warrant Liability	28	171	(84%)
Other Expense	(196)	30	NM
Share-Based Compensation	324	246	32%
Adjusted EBITDA	$(1,143)	$(385)	197%

RiceBran Technologies
Net Cash and Net Debt Reconciliation (Unaudited) (Non-GAAP)
(in $000)

	Period Ending
	3/31/23	12/31/22	% Chg.

Cash and Cash Equivalents	$3,412	$3,941	(13%	)
Less: Total Debt, Current and Non-current	7,220	7,459	(3%	)
Net Cash (Debt)	$(3,808)	$(3,518)	8%